Stifel Reports April 2025 Operating Data

ST. LOUIS, MO, May 22, 2025 – Stifel Financial Corp. (NYSE: SF) today reported selected operating results for April 30, 2025 in an effort to provide timely information to investors on certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Ronald J. Kruszewski, Chairman and Chief Executive Officer, said, “Total client assets and fee-based assets increased 7% and 11%, respectively, from the same period a year ago, due to market appreciation and our continued success in recruiting productive financial advisors. On a month-on-month basis, both our total client assets and fee-based assets finished relatively in-line with March levels, despite significant volatility in the equities markets. Client money market and insured product balances decreased 5% in April as both Smart Rate and Sweep deposits were negatively impacted by typical seasonality.”

Selected Operating Data (Unaudited)

	As of			% Change

(millions)	4/30/2025	4/30/2024	3/31/2025	4/30/2024	3/31/2025

Total client assets	$485,551	$454,023	$485,860	7%	(0)%

Fee-based client assets	$190,545	$171,422	$189,693	11%	0%

Private Client Group fee-based client assets	$166,029	$150,125	$166,035	11%	(0)%

Bank loans, net (includes loans held for sale)	$21,536	$19,962	$21,241	8%	1%

Client money market and insured product (1)	$26,073	$26,318	$27,444	(1)%	(5)%

(1)	Includes Smart Rate deposits, Sweep deposits, Third-party Bank Sweep Program, and Other Sweep cash.

Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners and Miller Buckfire business divisions; Keefe, Bruyette & Woods, Inc.; and Stifel Independent Advisors, LLC; in Canada through Stifel Nicolaus Canada Inc.; and in the United Kingdom and Europe through Stifel Nicolaus Europe Limited. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit www.stifel.com/investor-relations/press-releases.

Media Contact: Neil Shapiro (212) 271-3447 | Investor Contact: Joel Jeffrey (212) 271- 3610 | www.stifel.com/investor-relations